                                                                          Ex 2.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of the 1st day of September, 2000 (the "Agreement Effective Date"), by and between CALIFORNIA COMMUNITY BANCSHARES, INC., a Delaware corporation ("Bancshares" or "Employer") and HARVEY FERGUSON (the "Employee") (collectively, the "parties"):

         WHEREAS, Employee has been employed by Bancshares and Bancshares's predecessor, California Financial Bancorp ("CFB"), as the President and Chief Executive Officer of Bancshares's wholly-owned subsidiary, Bank of Orange County (the "Bank"), pursuant to that certain Employment Agreement dated May 4, 1999 by and among Employee, the Bank and CFB (the "Prior Employment Agreement");

         WHEREAS, Bancshares and Employee desire, as of the Agreement Effective Date, to cancel and to terminate the Prior Employment Agreement;

         WHEREAS, the parties hereto desire to enter into a new agreement, as of the Agreement Effective Date, for the purpose of retaining the services of Employee for Bancshares as its Executive Vice President and Chief
Administrative Officer;

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. EMPLOYMENT AND DUTIES. Employer and Employee hereby enter into this Agreement upon the terms and conditions hereinafter set forth. Employee is hereby employed, at the pleasure of the Board of Directors of Bancshares (the "Board"), as Executive Vice President and Chief Administrative Officer of Bancshares. Employee shall perform the customary duties of an Executive Vice President and Chief Administrative Officer of a multi-bank holding company as described in Appendix I attached hereto and incorporated by reference, and such attendant duties as may, from time to time, be reasonably requested of Employee by the Board.

2.       EXTENT OF SERVICES.

         a) Employee shall devote Employee's full time, ability and attention to the business of Employer during the term of this Agreement, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board.

         b) Nothing contained herein shall be construed to prevent Employee from investing Employee's assets in any form or manner which does not in any manner or for any amount of time interfere with Employee's performance of services on behalf of Employer.

3. TERM OF EMPLOYMENT. Subject to prior termination of this Agreement as hereinafter provided, Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period beginning on the Agreement Effective Date and ending December 31, 2003 (the "Employment Term").

4. COMPENSATION AND BENEFITS. In consideration of Employee's services to Employer during the Employment Term, Employer agrees to compensate Employee, subject to such limitations as may exist under any applicable state or federal banking law or regulation, as follows:

         a) BASE COMPENSATION. Employer shall pay or cause to be paid to Employee a base compensation of $185,000 per year, payable in conformity with Employer's normal payroll procedures (the "Base Salary"), and prorated for any partial calendar year in which this Agreement is in effect.

         b) BONUS. Employee shall be eligible to receive an incentive bonus for each fiscal year of employment in accordance with the terms of the Executive Compensation Program to be adopted by Employer.

         c) GENERAL EXPENSES. Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer, pay or reimburse Employee for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Employer, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Employee for or on behalf of Employer in the normal course of business, as determined to be appropriate by Employer.

         d)       INSURANCE.

                  i) Employee shall be entitled to participate in such group life insurance, health and long-term disability plans as are provided by Employer to its employees and/or senior executives, with such terms, conditions and contributions as Employer generally provides its other employees and/or senior executives. Employee shall have the right, in Employee's discretion, to designate the beneficiary or beneficiaries of any such insurance.

                  ii) Employer shall continue to pay Employee's cancer insurance premiums during the Employment Term.

         e) AUTOMOBILE ALLOWANCE AND COUNTRY CLUB MEMBERSHIP. During the Employment Term , Employee shall be entitled to an automobile allowance of $800 per month (less any customary withholding and employment taxes). Except for this automobile allowance, Employer shall not be obligated to pay any other expenditure with respect to the ownership, registration, operation, insurance or maintenance of Employee's automobile. Additionally, during the Employment Term, Employer shall pay the dues for an individual membership for Employee in the Alta Vista Country Club.

         f) VACATION. Employee shall accrue four (4) weeks' paid vacation leave per calendar year, pro rated on a daily basis for any partial calendar year in which this

                  Agreement is in effect. Such vacation leave shall be taken at such time or times as are mutually agreed upon by Employee and the Board, if appropriate, and in accordance with Employer's vacation leave policy. For each calendar year, the Board shall decide, in its discretion, either (i) to pay Employee for any accrued and unused vacation time for such calendar year at the end of the calendar year in which it was accrued or (ii) to carry over any accrued and unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall accrue no additional vacation time at any time that the Employee has accrued and unused vacation time of six (6) weeks.

         g) STOCK OPTIONS. As more fully set forth in that certain PCC Nonstatutory Stock Option Agreement by and between PCC and Employee, Employee was granted an option to purchase shares of common stock of PCC. Bancshares' obligations with respect to the stock option evidenced by said PCC Nonstatutory Stock Option Agreement shall be governed by the terms and conditions of the Assumption Agreement. In addition, any and all stock options previously granted to Employee under any stock option plan of Employer or any affiliate of Employer and unexercised by Employee as of December 31, 2003 shall be exercisable until December 31, 2005.

         h) OTHER BENEFITS. Employee shall be entitled to participate during the Employment Term in such other benefits of Employer, if any, as Employer now or hereafter shall provide for its employees and/or senior executives generally, in accordance with the applicable terms and conditions thereof.

5. TERMINATION OF AGREEMENT. This Agreement may be terminated with or without cause during the Employment Term in accordance with this
         Section 5. In the event of such termination, Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 7, 8, 9(b), 9(c), 13, 15 and 18, and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this Section 5 and Sections 9(b), 13, 15 and 18.

         a) EARLY TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EMPLOYEE UPON CHANGE IN TITLE. This Agreement and Employee's employment may be terminated (i) by Employer without cause, for any reason whatsoever, in the sole, absolute and unreviewable discretion of Employer, upon written notice by the Board to Employee; or (ii) by Employee in the event that Employer changes Employee's titles or duties from those contemplated under Section 1 of this Agreement. In the event of termination pursuant to this Section 5(a), Employee shall receive a single sum severance payment equal to twelve (12) months of his then current Base Salary plus any incentive bonus prorated, if necessary, for a partial year of employment, less customary withholdings and any and all stock options previously granted to Employee under any stock option plan of Employer or any affiliate of Employer and held by Employee at the date of termination shall become fully vested and shall be exercisable for a period of two (2) years after the date of termination (the "Severance Pay") as liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, in consideration of a full and unconditional release of any and all liability of Employer or any of its shareholders, benefit plans, affiliated companies, partnerships, limited partnerships or limited liability companies, and the directors, officers, employees and agents of such entities and their successors or assigns, arising out of this Agreement or out of the employment relationship between Employee and Employer (in the form of Exhibit A, hereafter the "Release"), except that Employee shall be entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan ("Vested Benefits"), and (ii) health care coverage continuation rights under the consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA Rights"). Payment of the Severance Pay is expressly conditioned upon receipt by Employer of the executed Release.

         b) EARLY TERMINATION BY EMPLOYER FOR CAUSE. This Agreement and Employee's employment may be terminated for cause by Employer upon written notice to Employee, and Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause except that Employee shall be entitled to receive any Vested Benefits and COBRA Rights. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding the position of an Executive Vice President and Chief Administrative Officer of a multi-bank holding company similar to Employer and as prescribed by any applicable federal banking and bank holding company laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Employer. "For cause" pursuant to this Agreement shall include, but not be limited to: (i) any act of material dishonesty; (ii) any material breach of this Agreement or any breach of a fiduciary duty (involving personal profit); (iii) any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Section 1 of this Agreement; (iv) any willful violation of any law, rule or regulation, which, by virtue of bank or bank holding company regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Employer; (v) any conviction of any felony or misdemeanor which may be reasonably interpreted to be harmful to the Employer's reputation ; (vi) any failure by Employee to qualify at any time during the Employment Term for any fidelity bond as described in Section 6 of this Agreement;
                  (vii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Employee's dismissal or limits Employee's employment duties; (viii) any conduct which constitutes unfair competition with the Employer or its affiliates; or (ix) the inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with the Employer or its affiliates. Termination for cause by Employer shall not constitute a waiver of any remedies which may otherwise be available to Employer under law, equity, or this Agreement.

         c) EARLY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement upon ninety (90) days' written notice to Employer. Employee shall not be entitled to receive compensation or other benefits under this Agreement for any period after such early termination by Employee, except any Vested Benefits and COBRA Rights.

         d) DEATH DURING EMPLOYMENT. This Agreement and all benefits hereunder shall terminate immediately upon the death of Employee, provided that such termination of benefits shall not operate to prejudice or forfeit the rights of any beneficiary or beneficiaries of any life and/or disability insurance policies on the life of Employee obtained pursuant to Section 4(d) hereof or any Vested Benefits and COBRA Rights.

         e) DISABILITY. This Agreement and all benefits hereunder shall terminate if Employee is not able, as a result of an illness or other physical or mental disability, to perform the essential functions of his position as required by this Agreement for a period of three (3) consecutive months or in excess of one hundred eighty (180) days in any one (1) year period, notwithstanding reasonable accommodation by Employer to Employee's known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213 (the "ADA"), the California Fair Employment and Housing Act (California Government Code Sections 12900-12996 (the "FEHA"), or any other state or local law governing the employment of disabled persons (provided such accommodation would not impose an undue hardship on the operation of Employer's business or a direct threat to the Employee or others) pursuant to the ADA, the FEHA, or any other applicable state or local law governing the employment of disabled persons.

         f)       MERGER OR CORPORATE DISSOLUTION.

                  i) In the event of a (a) merger in which Employer is not the surviving corporation a majority of the capital stock of which is not owned by the majority shareholder of Employer or an affiliate thereof; (b) a transfer of all or substantially all of the assets of Employer; (c) a merger, transfer of assets, or any other corporate reorganization in which there is a change of ownership of the outstanding shares of Employer, between Employer and its majority shareholder or between Employer and any affiliate of its majority shareholder; (d) any other corporate reorganization in which there is a change in ownership of the outstanding shares of Employer wherein more than fifty percent (50%) of the outstanding shares of Employer is transferred to any other partnership, limited partnership, corporation, limited liability company, trust or business entity (collectively a "Change in Control"); or (e) the dissolution of Employer, this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Employer's assets, or Employer shall be bound by and shall have the benefit of the provisions of this Agreement. Notwithstanding the foregoing, in the event of a Change in Control and in the event that, during the twelve month period following such Change in Control, except a Change in Control as defined in 5(f)(i)(c) above, Employee terminates employment with Employer (pursuant to Section 5(c) above) following a reduction in the Employee's duties or title, Employee shall be eligible to receive the Severance Pay as defined in Section 5(a) above as liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, in consideration of a release of any and all liability of Employer or any of its affiliates, directors, officers, employees and agents, arising out of this Agreement, or out of the employment relationship or termination of the employment relationship between Employee and Employer, in the form of the Release, except any Vested Benefits and COBRA Rights. Notwithstanding anything to the contrary provided herein, in the event the amounts payable to Employee in the event of a Change in Control would, if they included such termination payments and stock option and vesting accelerations to be made pursuant to this
                           Section 5(f), constitute Excess Parachute Payments for purposes of Sections 280G(b) and 4999 of the Internal Revenue Code of 1986, as amended, ("IRC") or any successor statute) (after application of IRC
                           Section 280G(b)(4)), the amount payable under this
                           Section 5(f) shall be reduced by the amount necessary to cause Employee to receive no Excess Parachute Payments.

                  ii) If Employer is not the surviving entity in any transaction referred to in this Section 5(f) and said transaction is in any manner the result of any action taken at the direction of any supervisory authority whatsoever, then in such event this Agreement shall terminate immediately upon the consummation of such transaction and Employee agrees that all rights, duties, obligations, and benefits herein contained shall thereupon terminate and that Employee shall be entitled to no further compensation or benefits from Employer except any Vested Benefits and COBRA Rights.

6. FIDELITY BOND. Employee agrees that he will furnish all information and take any other steps necessary to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the term of Employee's employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer and satisfy all banking laws and regulations. All premiums on the bond are to be paid by Employer. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in Section 5(b) hereof.

7. PRINTED MATERIAL. All written or printed materials which shall include, but not be limited to, computer software, programs and files, used by Employee in performing duties for Employer are, and shall remain, the property of Employer, provided that any materials which belonged personally to Employee prior to his employment with Employer are, and shall remain, the property of Employee. Upon termination of Employee's employment with Employer, Employee shall return such applicable written or printed materials to Employer.

8. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that Employer possesses trade secrets and other confidential and/or proprietary information concerning its business affairs and methods of operation which constitute valuable, confidential, and unique assets of its business and that of its affiliates ("Proprietary Information"), which Employer has developed through a substantial expenditure of time and money and which are and will continue to be utilized in Employer's business and which are not generally known in the trade. At any time before or after termination of this Agreement, Employee agrees not to disclose to anyone any Proprietary Information and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than Employer under any circumstances. For purposes of this Section 8, Proprietary Information includes, without limitation, all information regarding products, services, processes, know-how, customers, suppliers, product and/or service development, business and capital plans, research, finances, marketing, pricing, costs and any other confidential matters relating to Employer or any affiliate of Employer. Employee recognizes and acknowledges that all financial information concerning any of Employer's customers, products or financial results is strictly confidential, and Employee shall not, at any time before or after termination of this Agreement, disclose to anyone any such information or any part thereof, for any reason or purpose whatsoever except to the extent that such information is already otherwise publicly available or to the extent such disclosure is required by Employee in order to comply with judicial process or applicable regulations of any state or federal bank regulatory agency.

         Employee hereby acknowledges the particular value to Bancshares of this
         Section 8, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Employee expressly agrees that Bancshares, in addition to any other rights or remedies that Bancshares shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this
         Section 8 by Employee, without the necessity of posting any bond.

         Employee's obligation under this Section 8 shall survive the termination of this Agreement and/or the termination of employment.

9.       NON-COMPETITION BY EMPLOYEE:  CONSULTING AGREEMENT.

         a) Employee shall not, during the Employment Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business without the prior written consent of the Board; provided, however, Employee shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not exceed one percent of the market value of the outstanding securities of such corporation.

         b)       In the event that this Agreement is terminated pursuant to
                  Section 5(a) hereof within twelve (12) months after the Agreement Effective Date (the "Early Termination Date"), Employee agrees thereafter to provide consulting services and not to compete with Employer under the terms and conditions set forth in the Consulting and Non-Competition Agreement attached hereto as Exhibit B ("Consulting Agreement").

         c) Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Employee agrees that (i) the Consulting Agreement shall take effect only in the event of and upon the termination of Employee's employment with Employer pursuant to
                  Section 5(a) of this Agreement; and (ii) the obligation of the Employer to pay fees under the Consulting Agreement is wholly independent of and shall in no way affect the provisions set forth in Section 5(a) including, without limitation, the Severance Pay as set forth in Section 5(a).

10. NOTICES. Any notices to be given hereunder by either party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be given to Bancshares at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee's then current personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

11. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer (including without limitation the Prior Employment Agreement) and contains all of the covenants, rights, obligations and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by all parties to the Agreement.

12. SEVERABILITY. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

13. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the County of Orange, State of California, and Employee hereby agrees to be subject to service of process in California.

14. WAIVER. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

15. INDEMNIFICATION. Employer shall indemnify Employee, to the maximum extent permitted under the Certificate of Incorporation and bylaws of Employer and governing laws and regulations, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of his position as an officer or agent of Employer or by reason of his service at the request of Employer, if Employee acted in good faith in the course and scope of his employment and in a manner believed to be in or not opposed to the best interests of Employer. If available at rates determined by Employer, in its sole discretion, to be reasonable, Employer shall endeavor to apply for and obtain directors' and officers' liability insurance to indemnify and insure Employer and Employee from such liability or loss.

         Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal or state banking agency, Employer may only reimburse, indemnify or hold harmless Employee if Employer is in compliance with any applicable statute, rule, regulation or policy of the Board of Governors of the Federal Reserve System or any other state or federal bank regulatory agency which then has jurisdiction over Employer regarding permissible indemnification payments.

16. ASSIGNMENT. Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process, nor may this Agreement or any rights or benefits hereunder be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto, except as provided in Sections 4(d) and 5(d) hereof.

17. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and ready reference only and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

18. ARBITRATION. In the event any dispute should arise between the parties hereto concerning the interpretation of any term of this Agreement, or the performance of any obligation hereunder, such dispute shall be resolved exclusively (except as provided by the provisions of this Paragraph) by referral to arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"). The arbitration shall be held in Los Angeles, California or at such other location as the parties agree. In any such dispute, Employee shall be obligated to pay to the AAA only his own filing fees. All other AAA fees, including arbitrators' fees, shall be borne by Employer. Notwithstanding the arbitration provisions hereof, any party hereto shall have the right to seek injunctive relief from any court of competent jurisdiction for any breach of this Agreement for which injunctive relief is an appropriate remedy.

19. WITHHOLDING. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which you have agreed.

20. TERMINATION OF PRIOR EMPLOYMENT AGREEMENT. Employer and Employee agree that the Prior Employment Agreement is hereby canceled, terminated, rescinded and superceded, that Employee has received all amounts due and owing under the Prior Employment Agreement and Employer has no obligations thereunder, and Employee hereby releases Employer from any and all claims, debts or obligations under the Prior Employment Agreement.




EXECUTED as of the 1st day of September, 2000.


EMPLOYER:                                    EMPLOYEE:



CALIFORNIA COMMUNITY BANCSHARES, INC.



/s/ Ronald W. Bachli                          /s/ Harvey Ferguson
-----------------------------------------     ---------------------------------
By:  Ronald W. Bachli,                              Harvey Ferguson
     President & Chief Executive Officer

                                   APPENDIX I

                              POSITION DESCRIPTION

POSITION:   CHIEF ADMINISTRATIVE OFFICER/EXECUTIVE VICE PRESIDENT

DEPARTMENT:   ADMINISTRATION FOR CCB

REPORTS TO:   PRESIDENT/C.E.O.

SUMMARY

         Provides leadership and direction for holding company and subsidiary bank activities pertaining to the Human Resource Coordination and training, Data Processing/Network Administration, Bank Operations including the coordination of Bank compliance (CRA, Lending and Operational), internal audits, facilities management and Acquisition Integration.

PRIMARY DUTIES AND RESPONSIBILITIES:

Direct the development, planning and organization of the Human Resource Department to insure the standardization of policies, procedures, compliance issues and all other HR activities within the CCB system.

Investigate opportunities relating to the standardization of data processing applications; including Network administration and the development of system applications and/or conversion to new systems (if applicable) based on the needs of the company and its subsidiaries.

Serves on and/or directs a number of operational committees to ensure effective interface among subsidiaries including - but not limited to - internal auditing, facilities management and new product development and implementation.

Assumes administrative responsibility for a number of major organizational components, directing the activities of subordinate executives and managers.

Contribute and assist in the formulation of the development, recommendations, and administration of company and subsidiary policies and business goals.

Administrative responsibility for all compliance programs including Community Reinvestment Act., lending regulations and operational compliance.

SUPERVISORY RESPONSIBILITIES

Directs subordinate officers of holding company and coordinates officers of subsidiary banks, as needed, to accomplish corporate goals and directives with regards to and projects assigned to the Chief Administrative Officer.

                                    EXHIBIT A

                                RELEASE AGREEMENT

         This Release Agreement ("Release") was given to me, Harvey Ferguson ("Employee"), this _____day of _________ , _______, by CALIFORNIA COMMUNITY BANCSHARES, INC. ("Bancshares") (the "Employer"). At such time as this Release becomes effective and enforceable (i.e., the revocation period discussed below has expired), and assuming such Employee is otherwise eligible for payments under the terms of that certain Employment Agreement between Employee and Employer dated September 1, 2000 (the "Agreement"), Employer agrees to pay Employee pursuant to the terms of the Agreement (i) an amount equal to $ ________ (minus customary payroll deductions and any outstanding obligations owed by the Employee to Employer); (ii) to provide any Vested Benefits and COBRA Rights, as these terms are defined in the Agreement; and (iii) any and all stock options previously granted to Employee under any stock option plan of Employer or any affiliate of Employer and held by Employee at the date of termination shall become fully vested and shall be exercisable for a period of two (2) years after the date of termination.

         In consideration of the receipt of the promise to pay such amount and provide such benefits and the acceleration of vesting and extension of exercisability of such stock options, Employee hereby agrees, for himself or his heirs, executors, administrators, successors and assigns (hereinafter referred to as the "Releasors"), to fully release and discharge Employer and its officers, directors, employees, agents, insurers, underwriters, subsidiaries, parents, affiliates, successors and assigns (hereinafter referred to as the "Releasees") from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Employee's employment or termination of employment with Employer.

         It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code Section 1542, which provides as follows:

             A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

         It is further understood and AGREED that this Release includes claims and rights Employee might have under the Age Discrimination in Employment Act ("ADEA"). The Employee's waiver of rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Employee may revoke the terms of this Release by a written document received by Bancshares on or before the end of the seven (7) day period. The Release will not be final until said revocation period has expired. No payments will be made under the Agreement if the Employee revokes this Release.

         Employee executes this Release without reliance on any representation by any Releasee. Employee acknowledges that he has read and does understand the provisions of the Release set forth in the preceding paragraph, that he has had an opportunity to consult with an attorney prior to executing this Release, that he has had the right to consider entering into this Release for a full twenty-one (21) days from receipt of this Release, and that in executing this Release after less than a full twenty-one
(21) days of consideration, he is voluntarily and forever waiving his right to consider it for twenty-one (21) days prior to executing it, that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release. This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

         In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.


Dated:  ________ , __________          ------------------------------------
                                               Harvey Ferguson

                                    EXHIBIT B

                    CONSULTING AND NON-COMPETITION AGREEMENT

         THIS CONSULTING AND NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into as of this 1st day of September, 2000, by and between CALIFORNIA COMMUNITY BANCSHARES, INC., a Delaware corporation ("Bancshares") and HARVEY FERGUSON ("Consultant") (collectively, the "Parties").

                                    RECITALS

         A. Bancshares entered into an employment agreement with Consultant effective as of September 1, 2000 (the "Employment Agreement") to act as Executive Vice President and Chief Administrative Officer of Bancshares.

         B. Bancshares desires to obtain the services of Consultant in the event that Consultant's employment with Bancshares is terminated under the Employment Agreement by Bancshares pursuant to Section 5(a) of the Employment Agreement, and Consultant desires in such event to provide personal services to Bancshares;

         C. Bancshares desires to retain Consultant to serve on an independent contractor basis; and

         D. Consultant will perform such consulting services and not compete with Bancshares's business during the term of this Agreement, provided Bancshares agrees to pay Consultant fees in accordance with the terms and conditions hereinafter set forth.

         In consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

         1.    CONSULTANT SERVICES; BANK'S RESPONSIBILITIES.


               (a) CONSULTANT'S SERVICES. In the event that the Employment Agreement is terminated pursuant to Section 5(a) of the Employment Agreement (the "Early Termination Date"), Consultant agrees to provide consulting services as requested by Bancshares including, but not limited to, in the areas of strategic planning and business development (the "Consulting Services") for the Term (as defined in Section 2 below). In performing the Consulting Services, Bancshares shall not obligate the Consultant to devote more than an average of two (2) hours per week in providing the Consulting Services. At the request of Bancshares, the Consulting Services may be provided by telephone or at a site or sites other than at the offices of Bancshares.

               (b) BANCSHARES'S RESPONSIBILITIES. Bancshares shall cooperate with the Consultant and provide all information and direction necessary to accomplish the purposes of this Agreement. Bancshares shall provide all administrative facilities and support necessary for the accomplishment of the Consulting Services.

         2. TERM. Subject to the provisions for termination provided in paragraph 6, the term of this Agreement shall begin as of the Early Termination Date and shall end upon the expiration of eighteen (18) months after the Early Termination Date (the "Term").

         3. FEES. Bancshares agree to pay to Consultant, and Consultant agrees to accept as full payment for the performance of services hereunder and for Consultant complying with the non-competition provision in Section 8 below, a monthly fee in the amount of one-eighteenth of Consultant's Base Salary (as defined in the Employment Agreement) as of the Early Termination Date, payable within five (5) business days of the month immediately following each such month during which the Consulting Services are rendered and Consultant complies with Section 8. Bancshares shall pay such fees without withholding any Federal or state or local taxes.

         4. EXPENSES. Consultant shall not be reimbursed for the expenses incurred or paid by him in the provision of Consulting Services under this Agreement; provided, however, that Bancshares shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Bancshares, pay or reimburse Consultant for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Bancshares, and any and all other necessary, customary or usual expenses (including entertainment) incurred by Consultant for or on behalf of Bancshares in the normal course of business, as determined to be appropriate by Bancshares.

         5. INDEPENDENT CONTRACTOR. Bancshares and the Consultant acknowledge that during the Term the Consultant will not be an employee of Bancshares and will be working as an independent contractor for Bancshares. Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of Consultant's activities in accordance with this Agreement, including by way of illustration but not limitation, federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fees as required. Consultant shall not earn any additional medical, dental, life insurance, retirement benefits, paid vacations or sick leave or any other employee benefits as a result of his providing Consulting Services to Bancshares.

         6. TERMINATION OF AGREEMENT. If this Agreement is terminated pursuant to this paragraph 6, Bancshares shall have no further liability to Consultant other than for fees or expenses incurred as of the date of termination but not yet paid.

            (a) TERMINATION BY BANCSHARES FOR CAUSE. This Agreement and Consultant's services hereunder may be terminated for cause by Bancshares upon written notice to Consultant, and Consultant shall not be entitled to receive compensation or other benefits for any period after termination for cause. "For cause" pursuant to this Agreement shall include, but not be limited to: (i) any act of material dishonesty; (ii) any material breach of this Agreement or any breach of a fiduciary duty (involving personal profit);
(iii) any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under this Agreement; (iv) any willful violation of any law, rule or regulation, which, by virtue of bank or bank holding company regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Bancshares; (v) any conviction of any felony or misdemeanor which may be reasonably interpreted to be harmful to Bancshares' reputation ; (vi) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Consultant's dismissal or limits Consultant's employment duties; or (vii) the inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with Bancshares or its affiliates. Termination for cause by Bancshares shall not constitute a waiver of any remedies which may otherwise be available to Bancshares under law, equity, or this Agreement.

            (b) TERMINATION BY DEATH OR DISABILITY. Bancshares may terminate this Agreement by written notice to Consultant if, during the term of this Agreement, Consultant shall become incapable of fulfilling obligations hereunder because of death, injury or physical or mental illness. Termination for reason of disability shall be effective immediately as of the date of said notice.

            (c) TERMINATION BY CONSULTANT WITHOUT CAUSE. Consultant may terminate this Agreement without cause by giving Bancshares ninety (90) days written notice of said termination.

         7. INDEMNIFICATION. To the extent permitted by law and Bancshares' Certificate of Incorporation and by-laws, Bancshares shall indemnify, defend and hold Consultant harmless against any and all claims as may be asserted by any third party against Consultant based on the performance of Consultant's services under the terms of this Agreement.

         8. NON-COMPETITION. Consultant shall not, during the Term, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing bank or financial institution or financial services business for any bank or financial institution or financial services business that has an office in Orange County, California. Consultant hereby acknowledges the particular value to Bancshares of this Section 8, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Consultant expressly agrees that Bancshares, in addition to any and all other rights or remedies that Bancshares shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this
Section 8 by Consultant, without the necessity of posting any bond. Consultant's obligation under this Section 8 shall survive the termination of this Agreement; provided that in the event of a breach of this Section 8 or
Section 9(d), Bancshares will not have any obligation to continue to pay the monthly fee under Section 3.

         9. MISCELLANEOUS.

            (a) ENTIRE AGREEMENT. Except with respect to the Employment Agreement, this Agreement supersedes any and all other agreements between Consultant and Bancshares, either oral or in writing, among the parties hereto with respect to the retention of Consultant by Bancshares and contains all of the promises and agreements among the Parties with respect to such retention. Each party acknowledges that no representations, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of a party which are not embodied herein, and that no other agreement, statement, representation or promise with respect to such retention not contained in this Agreement shall be valid or binding. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Consultant agrees that (i) this Agreement shall take effect only in the event of and upon the termination of Consultant's employment with Bancshares pursuant to the Section 5(a) of the Employment Agreement; and (ii) the obligation of Bancshares to pay Consulting Fees pursuant to this Agreement is wholly independent of and shall in no way effect the provisions set forth in the Employment Agreement.

               (b) ARBITRATION. In the event any dispute should arise between the parties hereto concerning the interpretation of any term of this Agreement, or the performance of any obligation hereunder, such dispute shall be resolved exclusively (except as provided by the provisions of this Paragraph) by referral to arbitration under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"). The arbitration shall be held in Los Angeles, California or at such other location as the parties agree. In any such dispute, Consultant shall be obligated to pay to the AAA only his own filing fees. All other AAA fees, including arbitrators' fees, shall be borne by Bancshares. Notwithstanding the arbitration provisions hereof, any party hereto shall have the right to seek injunctive relief from any court of competent jurisdiction for any breach of this Agreement for which injunctive relief is an appropriate remedy.

               (c) CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the County of Orange, State of California, and Consultant hereby agrees to be subject to service of process in California.

               (d) DISCLOSURE OF INFORMATION. Consultant recognizes and acknowledges that Bancshares possesses trade secrets and other confidential and/or proprietary information concerning Bancshares' business affairs and methods of operation which constitutes valuable, confidential, and unique assets of Bancshares' business ("Proprietary Information"), which Bancshares has developed through a substantial expenditure of time and money and which are and will continue to be utilized in Bancshares' business operations and which are not generally known in the trade. At any time before or after termination of this Agreement, Consultant agrees not to disclose to anyone any Proprietary Information for any reason or purpose whatsoever and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than Bancshares under any circumstances. For purposes of this paragraph 9(d), Proprietary Information includes, without limitation, all information regarding services, processes, know-how, service development, business plans, strategic plans, labor relations, research, finances, marketing, assessments, costs, benefits, and any other confidential matters relating to Bancshares. Consultant hereby acknowledges the particular value to Bancshares of this paragraph 9(d), the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Consultant expressly agrees that Bancshares, in addition to any other rights or remedies that Bancshares shall possess, shall be entitled to injunctive and other equitable relief to prevent or to remedy a breach of this paragraph 9(d) by him, without the necessity of posting any bond.

               (e) SEVERABILITY. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein. It is the intention of the Parties that the non-competition covenants in Section 8 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any act allegedly in breach of the covenants. It being the purpose of this Agreement to govern competition by Consultant, the covenants in Section 8 shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of said Section is alleged to have occurred or to be threatened) which best gives them effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Non-Competition Agreement as of this 1st day of September, 2000, in the City of Newport Beach, California.

DATED: September 1, 2000            CONSULTANT:

                                    /s/ Harvey Ferguson
                                    -------------------------------------
                                             HARVEY FERGUSON


DATED: September 1, 2000            CALIFORNIA COMMUNITY BANCSHARES, INC.


                                        /s/ Ronald W. Bachli
                                    By: ---------------------------------
                                        Ronald W. Bachli,
                                        President and Chief Executive
                                         Officer